Exhibit 99.3

UNAUDITED PRO FORMA COMBINED

STATEMENT OF OPERATIONS AND UNAUDITED PRO FORMA

COMBINED BALANCE SHEET

The following unaudited pro forma combined balance sheet as of March 31, 2010 and the unaudited pro forma combined statement of operations for the year ended March 31, 2010 give effect to Mesa Laboratories, Inc.’s (“Mesa”) acquisition of all the issued and outstanding shares of common stock of SGM Biotech, Inc. and the purchase of real estate held by SGM’s affiliate, Surreal, LLC, (“SGM”) effective April 27, 2010, including the related pro forma adjustments described in the notes thereto.

The unaudited pro forma balance sheet has been prepared as if the transaction was recorded on Mesa’s books as of March 31, 2010. The unaudited pro forma combined statement of operation has been prepared as if the proposed transaction occurred on the first day of the fiscal year presented.  These pro forma statements are not necessarily indicative of the results of operations or the financial position as they may be in the future or as they might have been had the transaction become effective on the above mentioned date.

The historical data for Mesa as of and for the fiscal year ended March 31, 2010 has been derived from the audited financial statements of Mesa.  The historical data for SGM as of March 31, 2010 has been derived from the unaudited consolidated financial statements for SGM.  The historical data for the twelve months ended March 31, 2010 was derived from the audited financial statement of Mesa for the twelve months ended March 31, 2010, and the audited consolidated financial statements of SGM for the twelve months ended December 31, 2009.

The unaudited pro forma combined statements of operations and the unaudited pro forma combined balance sheets should be read in conjunction with the separate historical financial statements and notes thereto of Mesa Laboratories, Inc. and SGM Biotech, Inc.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

March 31, 2010

	Mesa	SGM	Subtotal
	Laboratories,	Biotech	Pro Forma	Pro Forma	Pro Forma
	Inc.	Inc.	Combined	Adjustments	Combined
Assets
Current assets
Cash and cash equivalents	$10,471,000	$794,000	$11,265,000	$(1) (12,000,000)	$842,000
				$(4) 4,521,000
				$(1) (2,150,000)
				$(2) (794,000)
Accounts receivable, net	4,421,000	1,113,000	5,534,000		5,534,000
Other current receivables	5,000		5,000		5,000
Inventories, net	4,820,000	706,000	5,526,000		5,526,000
Prepaid expenses and other current assets	381,000	8,000	389,000		389,000
Deferred income taxes	376,000	45,000	421,000		421,000

Total current assets	20,474,000	2,666,000	23,140,000	(10,423,000)	12,717,000

Non-current assets
Property, plant and equipment	4,239,000	1,746,000	5,985,000	(1) 1,593,000	7,518,000
				(2) (60,000)
Other long term receivables		45,000	45,000		45,000
Goodwill	6,265,000		6,265,000	(1) 5,621,000	11,886,000
Other intangible assets, net	2,661,000		2,661,000	(1) 6,491,000	9,152,000

Total non-current assets	13,165,000	1,791,000	14,956,000	13,645,000	28,601,000

Total assets	$33,639,000	$4,457,000	$38,096,000	$3,222,000	$41,318,000

	Mesa	SGM	Subtotal
	Laboratories,	Biotech	Pro Forma	Pro Forma	Pro Forma
	Inc.	Inc.	Combined	Adjustments	Combined
Liabilities and Stockholders’ (Deficit) Equity
Current liabilities
Accounts payable, trade	$480,000	$278,000	$758,000		$758,000
Accrued salaries and payroll taxes	1,190,000	241,000	1,431,000		1,431,000
Accrued warranty expense	30,000		30,000		30,000
Due to Vibrac, LLC	100,000		100,000		100,000
Current portion of long-term debt		338,000	338,000	(4) 940,000	1,000,000
				(2) (278,000)
Current portion of capital lease obligation		19,000	19,000		19,000
Other accrued liabilities	11,000		11,000	(5) 147,000	158,000
Taxes payable	133,000		133,000		133,000

Total current liabilities	1,944,000	876,000	2,820,000	809,000	3,629,000
Long-term debt, less current portion		1,067,000	1,067,000	(4) 3,521,000	3,521,000
				(2) (1,067,000)
Deferred income taxes	498,000	163,000	661,000	(1) 2,310,000	2,971,000

Total liabilities	2,442,000	2,106,000	4,548,000	5,573,000	10,121,000

Stockholders’ equity
Common stock	4,883,000	—	4,883,000		4,883,000
Members’ equity		589,000	589,000	(1) (589,000)	—
Retained earnings	26,314,000	1,762,000	28,076,000	(2) (1,762,000)	26,314,000

Total stockholders’ equity	31,197,000	2,351,000	33,548,000	(2,351,000)	31,197,000

Total liabilities and stockholders’ equity	$33,639,000	$4,457,000	$38,096,000	$3,222,000	$41,318,000

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

Year Ended March 31, 2010

	Mesa	SGM	Subtotal
	Laboratories,	Biotech	Pro Forma	Pro Forma	Pro Forma
	Inc.	Inc.	Combined	Adjustments	Combined
	(March 31, 2010)	(December 31, 2009)

Sales	$21,929,000	$6,230,000	$28,159,000		$28,159,000
Cost of goods sold	8,735,000	3,214,000	11,949,000		11,949,000

Gross margin	13,194,000	3,016,000	16,210,000		16,210,000

Selling	2,616,000	399,000	3,015,000		3,015,000
				(3) 670,000
General and administrative	2,541,000	1,465,000	4,006,000	(7) (34,000)	4,642,000
Research and development	669,000	322,000	991,000		991,000

Total operating expenses	5,826,000	2,186,000	8,012,000	636,000	8,648,000

Income (loss) from operations	7,368,000	830,000	8,198,000	(636,000)	7,562,000
Other income (expense)
				(5)(147,000)
Interest income (expense)	36,000	(98,000)	(62,000)	(6) 98,000	(111,000)
Other income		3,000	3,000		3,000

Total other income (expense)	36,000	(95,000)	(59,000)	(49,000)	(108,000)

Net income (loss) before income taxes	7,404,000	735,000	8,139,000	(685,000)	7,454,000
Income tax expense	2,635,000	164,000	2,799,000	(8)(146,000)	2,653,000

Net income	$4,769,000	$571,000	$5,340,000	$(539,000)	$4,801,000

Net income per share (basic)	$1.49	$11.42			$1.50

Net income per share (diluted)	$1.45	$11.42			$1.46

Shares outstanding — basic	3,194,000	50,000		50,000	3,194,000

Shares outstanding — diluted	3,293,000	50,000		50,000	3,293,000

Notes to Unaudited Pro Forma Combined Financial Statements

The following notes and adjustments are related to Mesa Laboratories, Inc.’s acquisition of certain assets of SGM Biotech, Inc.

(1)        The acquisition price of $12,000,000 for the stock of SGM Biotech, Inc. was comprised of $11,722,000 in cash and $278,000 of loans repaid to the shareholders of SGM Biotech, Inc. following the acquisition.  The purchase price has been preliminarily allocated to the assets and liabilities based on management’s estimates as follows:

Property plant and equipment	2,073,000
Goodwill	3,311,000
Other intangible assets	6,491,000

The other intangible assets acquired during the acquisition created a deferred tax liability and increased goodwill by $2,310,000 using an effective tax rate of 35.5%.

The purchase price  for the building housing SGM Biotech, Inc. was $2,150,000 and was allocated to property, plant and equipment.

The Company is in the process of obtaining a valuation from a third party to be used to allocate the purchase price.  The Company will adjust its allocation estimate when the valuation is complete.

(2)        To record the effect of assets and liabilities purchased or paid off prior to closing.

(3)        To record depreciation of property, plant and equipment and intangible assets acquired in the acquisition:  property, plant and equipment over 7 years and intangible assets over 5 to 7 years.

(4)        Mesa Labs, Inc. incurred $4,521,000 in debt to acquire SGM Biotech, Inc. and Affiliate consisting of $3,000,000 payable in quarterly installments of $250,000 maturing 4/27/2013 and $1,521,000 maturing  4/27/2011.

(5)        To reflect interest expense on debt incurred to acquire SGM Biotech, Inc. and Affiliate.

(6)        To eliminate interest expense on shareholder notes and mortgage payable that were paid off when SGM was acquired

(7)        To eliminate SGM acquisition costs recorded on the historical financial statements of Mesa Laboratories, Inc.

(8)        Pro forma income tax adjustment at a 35.5% effective tax rate.